Exhibit 99.4
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
Consent of Prospective Director
As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Clear Channel Outdoor Holdings, Inc. in the section entitled “Management” in the prospectus forming a part of a registration statement on Form S-1 of Clear Channel Outdoor Holdings, Inc., initially filed with the U.S. Securities and Exchange Commission on or about August 9, 2005, as amended from time to time.

/s/ Doug Parker
Doug Parker

Dated: September 22, 2005